Exhibit 99.2

Pogo Producing Company

Supplemental Information (Unaudited) (1) (2)

Financial Data	Quarter Ended September 30,		Nine Months Ended September 30,
(Data in $ thousands, except per share amounts)	2006	2005	2006	2005

Revenues:
Oil and gas	$340,603	$275,359	$1,052,140	$803,465
Gain (loss) on property sales	(3,031)	(23)	305,303	227
Other	16,197	476	44,454	2,430
Total	353,769	275,812	1,401,897	806,122

Operating Expenses:
Lease operating	66,542	31,345	191,948	93,530
General and administrative	39,747	23,173	98,534	60,218
Exploration	6,437	7,566	14,395	22,064
Dry hole and impairment	36,273	5,254	74,274	59,111
Depreciation, depletion and amortization	121,830	67,498	345,359	205,879
Production and other taxes	22,404	13,806	56,032	39,172
Other	11,768	(1,857)	53,868	(3,015)
Total	305,001	146,785	834,410	476,959

Operating Income	48,768	129,027	567,487	329,163

Interest:
Charges	(41,324)	(16,831)	(105,858)	(40,892)
Income	374	5,507	1,491	7,693
Capitalized	21,617	2,525	56,442	7,435
Total Interest Expense	(19,333)	(8,799)	(47,925)	(25,764)

Loss on Debt Extinguishment	—	—	—	—

Commodity Derivative Income (Expense)	10,545	(18,739)	6,752	(18,739)

Foreign Currency Transaction Gain (Loss)	(2)	(1)	1,067	1

Income from continuing operations before income taxes	39,978	101,488	527,381	284,661

Income tax expense	6,640	39,585	64,689	109,271

Net Income from continuing operations	33,338	61,903	462,692	175,390

Income (loss) from discontinued operations, net of tax	—	411,625	—	460,813

Net income	$33,338	$473,528	$462,692	$636,203

Basic earnings per share
Income from continuing operations	$0.58	$1.04	$8.04	$2.87
Income (loss) from discontinued operations	—	6.92	—	7.53

Basic earnings per share	$0.58	$7.96	$8.04	$10.40

Diluted earnings per share
Income from continuing operations	$0.58	$1.03	$7.97	$2.84
Income (loss) from discontinued operations	—	6.86	—	7.47

Diluted earnings per share	$0.58	$7.89	$7.97	$10.31

Weighted Average Number of Common Shares and Potential Common Shares Outstanding:
Basic shares	57,618	59,512	57,578	61,176
Diluted shares	57,863	60,033	58,047	61,726

Discretionary Cash Flow:
Net Income	$33,338	$473,528	$462,692	$636,203
(Income) loss from discontinued operations, net of tax	—	(411,625)	—	(460,813)
Depreciation, depletion and amortization	121,830	67,498	345,359	205,879
Deferred Taxes	51,677	(2,464)	(48,460)	(11,521)
Dry Hole and Impairment	36,273	5,254	74,274	59,111
Exploration	6,437	7,566	14,395	22,064
Gains on Property Sales	3,031	23	(305,303)	(227)
Capitalized Interest	(21,617)	(2,525)	(56,442)	(7,435)
Other Noncash	(10,715)	19,996	2,767	21,388
Discretionary cash flow from continuing operations before changes in assets and liabilities	220,254	157,251	489,282	464,649
Discretionary cash flow from discontinued operations	—	19,022	—	119,233

Total	$220,254	$176,273	$489,282	$583,882

(1)   Supplemental Information should be read in conjunction with Pogo’s Quarterly Earnings Release

(2)   Results from continuing operations for 2005 exclude activities from Thailand and Hungary.